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                                                                      EXHIBIT 23




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Objective Communications, Inc. (a development stage enterprise) on Form S-3 (File No. 333-20625), Form S-8 (File No. 333-49763) and Form S-8 (File No. 333-49765) of our report, dated February 26, 1999, except for Note 14, as to which the date is April 14, 1999, on our audits of the financial statements of Objective Communications, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 and for the period October 5, 1993 (date of inception) to December 31, 1998, which report is included in Objective Communications, Inc. Annual Report on Form 10-KSB/A.



                                                      PricewaterhouseCoopers LLP



Boston, Massachusetts
May 13, 1999